Exhibit 99.1

For Immediate Release

Contact:	George Gantz
Phone: 603-773-6569
Fax: 603-773-6769

Unitil and MA Attorney General File Rate Settlement Agreement

Hampton, NH (December 4, 2006): Unitil Corporation (AMEX:UTL) announced that its Massachusetts utility operating subsidiary, Fitchburg Gas and Electric Light Company d/b/a Unitil, and the Attorney General of Massachusetts filed a rate Settlement Agreement (Settlement) for the Company’s gas division with the Massachusetts Department of Telecommunications and Energy (MDTE). The Settlement was filed with the MDTE for review and approval on November 29, 2006.

If approved by the MDTE, the Settlement will replace a request for a gas distribution rate increase that Unitil had been preparing to file and will avoid the significant costs of conducting a general rate case before the MDTE. The Settlement calls for the phase-in of gas distribution rate changes with an initial rate increase of $1.2 million as of February 1, 2007, and an additional $1.0 million increase on November 1, 2007. The Settlement also includes agreement on several other rate matters and service quality performance measures for the company’s gas division in the areas of safety, customer service and satisfaction.

“The Settlement reflects a lot of hard work and good faith negotiations between Unitil and the Attorney General’s office, and achieves a reasonable balance between our need for revenues that support our gas operations and investments and our obligation to our customers to provide safe, reliable natural gas service at fair and reasonable rates,” said Robert G. Schoenberger, chairman and chief executive officer of Unitil.

Under the Settlement, a natural gas bill for a typical residential heating customer using 150 therms per month will increase from $264.40 to $272.50 or 3.1% as of February 1, 2007 and additional 2.5% on November 1, 2007.

Unitil Corporation is a public utility holding company with subsidiaries providing electric service in New Hampshire, electric and gas service in Massachusetts and energy services throughout the northeast.